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Exhibit 99.1

MarkWest Energy Partners, L.P., Reports 2003 Fourth Quarter Results

        DENVER—March 11, 2004—MarkWest Energy Partners, L.P. (AMEX: MWE) today reported a net loss for the three months ended December 31, 2003, of $0.2 million, or $(0.04) per diluted limited partner unit, compared to net income of $1.1 million, or $0.20 per diluted limited partner unit, for the fourth quarter of 2002. For the year ended December 31, 2003, the Partnership reported net income of $5.8 million, or $0.95 per diluted limited partner unit, compared to net income of $21.8 million or $4.83 per diluted limited partner unit, for the year ended December 31, 2002. Fiscal year 2002 net income included a $17.2 million non-cash increase in income to eliminate deferred income tax liabilities that existed at the date of conveyance of the MarkWest Hydrocarbon Midstream Business from MarkWest Hydrocarbon to the Partnership. For the year ended December 31, 2003, income before income taxes was $5.8 million, compared to $4.6 million for the year ended December 31, 2002.

        Fourth quarter 2003 net income was adversely impacted by a $1.1 million impairment of our Cobb facility. We are currently constructing a new facility to replace our Cobb processing facility. The new facility is expected to be completed in the second half of 2004 at which time we will retire our current Cobb plant. In accordance with generally accepted accounting principles, we wrote-down our current Cobb facility to its fair value based on its accelerated date of disposition. Fourth quarter net income was also negatively affected by a $0.8 million non-cash charge stemming from the accelerated vesting of 23,758 phantom units on December 1, 2003. Since both charges were non-cash, they had no impact on Distributable Cash Flow (DCF). A reconciliation of DCF to our most directly comparable GAAP financial measure, net income (loss), is provided at the end of this press release.

        As a Master Limited Partnership, cash distributions to limited partners are largely determined based on DCF. For the three months ended December 31, 2003, DCF was $4.3 million, compared to $2.3 million for the three months ended December 31, 2002. For the year ended December 31, 2003, DCF was $16.4 million, compared to $7.4 million for the period from May 24, 2002 (commencement of operations) to December 31, 2002.

        Our December 1, 2003 acquisition of the Foss Lake gathering system and Arapaho gas processing assets in western Oklahoma and our December 18, 2003 acquisition of the Michigan crude oil pipeline were partial period contributors to fourth quarter earnings. Our Oklahoma assets generated approximately $0.4 million of income from operations during its first month of operations. Our Michigan crude oil pipeline generated approximately $0.2 million of income from operations during its first fourteen days of operations.

        Each acquisition was initially financed by borrowings under our credit facility, which was expanded to $140 million on December 1, 2004. During January 2004, we raised $43.3 million, net of transaction costs, through a secondary offering of 1.17 million units at a price of $39.90 per unit. The proceeds from the offering were used to pay down long-term debt.

        On January 21, 2004, the board of directors of the general partner of MarkWest Energy Partners, L.P., declared the Partnership's quarterly cash distribution of $0.67 per unit for the fourth quarter of 2003. This distribution represents an increase of $0.03 per unit over the previous quarter distribution. The indicated annual rate is $2.68 per unit. The fourth quarter distribution was paid February 13, 2004, to unitholders of record on January 31, 2004.

        Frank Semple, President and CEO, said, "We are excited about the two acquisitions we closed in December. The western Oklahoma assets significantly broaden our presence in the southwest and contain very good growth potential. The Michigan crude oil pipeline is an excellent strategic fit and represents an ideal asset for our MLP."

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        MarkWest Energy Partners L.P. is a publicly traded master limited partnership with a solid core of midstream assets and growing core of gas transmission assets. It is the largest processor of natural gas in the Northeast, processing gas from the Appalachian basin and from Michigan. Its Northeast assets include natural gas processing facilities, liquids fractionation, transportation and storage facilities. It also has a growing asset base of gas gathering and intrastate gas transmission assets in the Southwest [Texas and Oklahoma].

        This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in our filings with the Securities and Exchange Commission. Among the factors that could cause results to differ materially are those risks discussed in our Form S-1, as amended, and our Forms 10-Q for the current year, as filed with the SEC.

MarkWest Energy Partners, L.P.
Financial Statistics
(in thousands of dollars except per unit amounts)

	Three Months Ended December 31, 2003	Three Months Ended December 31, 2002	Year Ended December 31, 2003	Year Ended December 31, 2002
Statement of Operations Data
Revenues	$38,796	$14,475	$117,537	$70,246
Operating expenses:
Purchased product costs	25,507	5,872	70,832	38,906
Plant operating expenses and other expenses	5,562	4,160	20,462	15,101
Selling, general and administrative expenses	2,872	1,654	7,686	5,283
Depreciation	2,317	1,277	7,548	4,980
Impairment	1,148	—	1,148	—

Total operating expenses	37,406	12,963	107,676	64,270

Income from operations	1,390	1,512	9,861	5,976
Other income (expenses):
Interest expense, net	(1,465)	(425)	(4,057)	(1,414)
Miscellaneous income (expense)	(77)	34	(26)	52

Income (loss) before income taxes	(152)	1,121	5,778	4,614
Benefit for income taxes	—	—	—	(17,175)

Net income (loss)	$(152)	$1,121	$5,778	$21,789

General partner's interest in net income (loss)	$103	$22	$280	$89

Limited partners' interest in net income (loss)	$(255)	$1,099	$5,498	$21,700

Basic net income (loss) per limited partner unit	$(0.04)	$0.20	$0.96	$4.86
Diluted net income (loss) per limited partner unit	$(0.04)	$0.20	$0.95	$4.83
Weighted average units outstanding:
Basic	5,916	5,415	5,722	4,469
Diluted	5,969	5,461	5,773	4,493
Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$4,400	$4,361	$20,840	$33,502
Investing activities	$(60,502)	$(169)	$(112,893)	$(2,056)
Financing activities	$58,482	$(2,834)	$(98,030)	$(28,670)
Other Financial Data
Distributable cash flow	$4,296	$2,340	$16,361	$7,378
	December 31, 2003	December 31, 2002
Balance Sheet Data
Working capital	$2,564	$1,762
Total assets	$212,978	$87,709
Total debt	$126,200	$21,400
Partners' capital	$65,549	$61,574
Total debt (net of cash) to total book capitalization	64%	23%

MarkWest Energy Partners, L.P.
Operating Statistics

	Three Months Ended December 31, 2003	Three Months Ended December 31, 2002	Year Ended December 31, 2003	Ended Year December 31, 2002
Operating Data
Appalachia:
Natural gas processed for a fee (Mcf/d)(1)	213,000	201,000	202,000	202,000
NGLs fractionated for a fee (gallons/day)	483,000	483,000	458,000	476,000
NGL product sales (gallons)(2)	11,335,000	10,014,000	40,305,000	99,235,000
Southwest:
Gathering system throughput (Mcf/d)(3)	63,000	—	55,000	—
Michigan:
Gas volumes processed for a fee (Mcf/d)	13,000	15,200	15,000	13,800
NGL product sales (gallons)	2,600,000	3,000,000	11,800,000	11,100,000

(1)
Represents throughput from the Kenova, Cobb and Boldman processing plants.

(2)
The year ended December 31, 2002 results include the MarkWest Hydrocarbon midstream business for the period prior to May 24, 2002; as a result, the sales gallons are not directly comparable.

(3)
Includes volumes since March 28, 2003, the date the Pinnacle acquisition was completed. Also, includes PowerTex volumes; PowerTex was acquired September 2, 2003.

MarkWest Energy Partners, L.P.
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
(in thousands)

	Three Months Ended December 31, 2003	Three Months Ended December 31, 2002	Year Ended December 31, 2003	Period from Commencement of Operations (May 24, 2002) through December 31, 2002
Net income (loss)	$(152)	$1,121	$5,778	$4,457
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,317	1,277	7,548	3,064
Impairment	1,148	—	1,148	—
Amortization of deferred financing costs included in interest expense	282	159	984	291
Non-cash compensation expense	803	73	1,357	73
Other	82	(50)	102	(114)

Cash flow from operations prior to changes in working capital	4,480	2,580	16,917	7,771
Plus:
Third party costs incurred as part of credit facility amendments(a)	167	—	485	—
Less:
Sustaining capital expenditures	(351)	(240)	(1,041)	(393)

Distributable cash flow(b)	$4,296	$2,340	$16,361	$7,378

Sustaining capital expenditures	$351	$240	$1,041	$393
Expansion capital expenditures	659	—	1,903	1,254

Total capital expenditures	$1,010	$240	$2,944	$1,647

(a)
Transaction costs associated with capital raising activities are not considered reductions to Distributable Cash Flow under the terms of our partnership agreement.

(b)
Distributable Cash Flow provides additional information for evaluating our ability to make the minimum quarterly distribution and is presented solely as a supplemental measure. You should not consider Distributable Cash Flow as an alternative to net income, income before taxes, cash flow from operations, or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Our Distributable Cash Flow may not be comparable to similarly titled measures of other entities. Additional information regarding Distributable Cash Flow is included in our current report on Form 8-K filed on November 5, 2003.

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MarkWest Energy Partners, L.P., Reports 2003 Fourth Quarter Results
MarkWest Energy Partners, L.P. Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (in thousands)